                                                                               .
                                                                               .
                                                                               .
                                                                       EXHIBIT 5

(ROPES & GRAY LOGO)

           ROPES & GRAY LLP

           ONE INTERNATIONAL PLACE    BOSTON, MA 02110-2624    617-951-7000   F 617-951-7050

           BOSTON    NEW YORK   SAN FRANCISCO  WASHINGTON, DC


March 29, 2005                                                 Ropes & Gray LLP



UGS Corp.
5800 Granite Parkway
Suite 600
Plano, Texas 75024

Re: $550,000,000 aggregate principal amount of 10% Senior Subordinated Notes due June 1, 2012 of UGS Corp. issued in exchange for $550,000,000 aggregate principal amount of 10% Senior Subordinated Notes due June 1, 2012 of UGS Corp.

Ladies and Gentlemen:

         We have acted as counsel to UGS Corp., a Delaware corporation (the "Issuer"), and the Guarantors (as defined below) in connection with (i) the proposed issuance by the Issuer in an exchange offer (the "Exchange Offer") of $550,000,000 aggregate principal amount of 10% Senior Subordinated Notes due June 1, 2012 (the "Exchange Notes"), which are to be registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for like principal amount of the Issuer's outstanding 10% Senior Subordinated Notes due June 1, 2012 (the "Initial Notes"), which have not been, and will not be, so registered, (ii) the guarantee of the Exchange Notes (the "Exchange Guarantees") by the Guarantors, and (iii) the preparation of the registration statement on Form S-4 filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the "Registration Statement") for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

         The Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of May 27, 2004, as amended by the Supplemental Indenture dated as of March 17, 2005 (the "Indenture") between the Issuer, UGS PLM Solutions Asia/Pacific Incorporated, UGS Japanese Holdings, Inc., UGS European Holdings, Inc., and UGS Israeli Holdings, Inc. (collectively, the "Guarantors") and U.S. Bank National Association, as trustee (the "Trustee"). The terms of the Exchange Guarantees are contained in the Indenture and the Exchange Guarantees will be issued pursuant to the Indenture. Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

         This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

ROPES & GRAY LLP


UGS Corp.                           - 2 -                        March 29, 2005



         We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents and other inquiries of officers of the Issuer and the Guarantors and of public officials.

         The opinions expressed below are limited to matters governed by the corporate laws of the State of Delaware and the federal laws of the United States of America.

         Based upon the foregoing, we are of the opinion that:

         1. The Exchange Notes have been duly authorized by all requisite corporate action of the Issuer and, when executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of the Initial Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will be entitled to the benefits of the Indenture and will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

         2. The Exchange Guarantees have been duly authorized by all requisite corporate or limited liability company action, as applicable, and, upon the due issuance of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer and the due execution and delivery of the Exchange Guarantees by the Guarantors in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Exchange Guarantees by the Guarantors, which will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

         Our opinion that the Exchange Notes and Exchange Guarantees constitute the legal, valid and binding obligations of the Issuer and the Guarantors, respectively, enforceable against the Issuer and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

ROPES & GRAY LLP


UGS Corp.                           - 3 -                        March 29, 2005




Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP